IRREVOCABLE LIMITED PROXY

         The undersigned hereby irrevocably appoints William A. Forster, an individual residing within the State of Florida, his or its attorney, agent and proxy, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote with respect to all Voting Shares (as defined below) which the undersigned is or may be entitled to vote at any meeting of IMX Pharmaceutical, Inc., a Utah corporation ("Corporation"), held after the date hereof, whether annual or special and whether or not an adjourned meeting, to (1) remove Lawrence Russell, Wes Rogers and Eugene Miller as members of the Board of Directors of the Corporation; and (2) to elect David Natan, Gary Spielfogel and Jeffrey Berg as members of the Board of Directors of the Corporation.

         This Proxy is given under and pursuant to that Stock Purchase Agreement attached hereto. This Proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned. This Proxy shall operate to revoke any prior proxy as to the Voting Shares. For purposes of this irrevocable limited proxy, the term "Voting Shares" shall mean all voting securities of the Corporation whether owned on the date hereof or acquired hereafter (including without limitation, any shares of Common Stock or Preferred Stock).

Dated:  ______________, 2000

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